Exhibit 15.4

Our ref    VSL/752797-000001/22158133v2

EHang Holdings Limited

Building C, Yixiang Technology Park

No.72 Nanxiang Second Road, Huangpu District

Guangzhou, 510700

People’s Republic of China

April 28, 2022

Dear Sirs

EHang Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to EHang Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-237769) filed on
21 April 2020 of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP